EXHIBIT  23.1

Consent of Independent Registered Public Accounting Firm

JAKKS Pacific, Inc.

Santa Monica, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-219128, 333-0221944, and 333-233665) of JAKKS Pacific, Inc. of our report dated March 19, 2021, relating to the consolidated financial statements and schedule, which appears in this Form 10-K.

BDO USA, LLP

Los Angeles, California

March 19, 2021